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                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                               EXHIBIT NO. 11.0


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            NO. 11.0 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE


                                                               Year Ended
                                                            December 31, 1996
                                                            -----------------

Net income                                                       $2,628,000
                                                                 ==========

Weighted average shares outstanding                               2,751,498

Common stock equivalents due to dilutive                            121,360
  effect on stock options                                        ----------

Total weighted average common shares                              2,872,858
  and equivalents outstanding                                    ==========

Primary earnings per share                                       $     0.91
                                                                 ==========

Total weighted average common shares                              2,872,858
  and equivalents outstanding

Additional dilutive shares using the end of period
  market value versus the average market value
  when applying the treasury stock method                               254
                                                                 ----------

Total weighted average common shares and
  equivalents outstanding for fully diluted
  computation                                                     2,873,112
                                                                 ==========

Fully diluted earnings per share                                 $     0.91
                                                                 ==========


* Note: If average share price is greater than ending price, use average price for both primary and fully diluted calculation.